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                                                                    Exhibit 99.1


SECTION: Financial News

DISTRIBUTION: TO BUSINESS EDITOR

LENGTH: 351 words

HEADLINE: Sinter Metals, Inc. Completes the Acquisition of Krebsoge Sinterholding GmbH and Powder Metal Holding, Inc.

DATELINE: CLEVELAND, Dec. 19

BODY:

     Cleveland-based Sinter Metals, Inc. (NYSE: SNM) today said that it has completed the previously announced acquisition of Powder Metal Holding, Inc.
(PMH), and substantially all of the shares of Krebsoge Sinterholding GmbH, from Maag Holding AG, based in Zurich, Switzerland. PMH is the second largest producer of precision pressed powder metal components in the U.S. and Krebsoge Sinterholding is Europe's largest producer of such components.

     PMH had 1995 sales of $106.5 million and Krebsoge had sales of $146.2 million. Sinter Metals, 1995 sales totaled $94.3 million. PMH, based in Livonia, MI, has two operating facilities in Indiana, one in Ohio and one in Canada. Krebsoge, based in Radevormwald, Germany, has seven operating facilities in Germany and one in Connecticut. Prior to the acquisition, Sinter Metals held a 30% interest in PMH, whose major operating subsidiary was Krebsoge.

     "The closing of these transactions culminates an active year for Sinter Metals in moving forward with our acquisition strategy," said Joseph W. Carreras, Chairman of the Board and Chief Executive Officer. "In July 1996 we completed the acquisition of SinterForm, Inc. (Zeeland, MI), and earlier this month we acquired the Powder Metal Forge Unit of Delco Remy America, Inc. These acquisitions, along with the $215 million combined transactions being announced today, position Sinter Metals as the world's largest producer of powder metal parts," added Carreras.

     Sinter Metals is engaged in the engineering and production of precision pressed metal components for use principally in the automotive, lawn and garden, power tool and home appliance industries. The acquisitions add 12 additional production facilities to Sinter Metals' existing seven facilities in the U.S. and Europe, and the Company's combined employment is over 3,000. Sinter Metals now produces over 4,000 different pressed powder metal components such as gears, bearings and sprockets, primarily for use in engines, transmissions and other drive mechanisms. SOURCE Sinter Metals, Inc.

     CONTACT: Joseph W. Carreras, Chairman of the Board and Chief Executive officer, of Sinter Metals, Inc., 216-771-6700